EXHIBIT 4.1
SUPERVALU INC.
Officers’ Certificate and Authentication Order
For 8.000% Senior Notes due 2016
     Pursuant to the Indenture dated as of July 1, 1987 between SUPERVALU INC. (the “Company”) and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental Indenture dated as of October 1, 1992, the Third Supplemental Indenture dated as of September 1, 1995, the Fourth Supplemental Indenture dated as of August 4, 1999 and the Fifth Supplemental Indenture dated as of September 17, 1999 (as so supplemented, the “Indenture”) and the resolutions adopted by the Board of Directors of the Company on April 7, 2009, this Officers’ Certificate and Authentication Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture, to establish the form of the Securities of such series in accordance with Section 201 of the Indenture and to request the authentication and delivery of the Securities of such series pursuant to Section 303 of the Indenture.
     Capitalized terms used but not defined herein and defined in the Indenture shall have the respective meanings ascribed to them in the Indenture.
     A. Establishment of Series Pursuant to Section 301 of Indenture. There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms:
     1. The series of Securities hereby being authorized shall bear the title “8.000% Senior Notes due 2016” (referred to herein as the “Debt Securities”).
     2. The aggregate principal amount of Debt Securities shall be initially $1,000,000,000 (except as noted in Sections 303, 304, 305, 306, 906 or 1107 of the Indenture); provided that the Company may, without the consent of the Holders of the Outstanding Debt Securities, “reopen” this series of Debt Securities so as to increase the aggregate principal amount of Debt Securities Outstanding in compliance with the procedures set forth in the Indenture, including Sections 301 and 303 thereof, so long as any such additional Debt Securities have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the Debt Securities then Outstanding.
     3. Except as provided in the following paragraph, the Debt Securities shall be issued only as Registered Securities. The Debt Securities shall not be issued in temporary global form. The Debt Securities shall be issued in the form of one or more Global Securities registered in the name of the Depositary or its nominee (each Debt Security represented by a Global Security being herein referred to as a “Book-Entry Debt Security”). The Depositary with respect to such Global Securities shall be The Depository Trust Company. The circumstances under which a Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee shall be as provided in Section 305 of the Indenture.
     Bearer Securities shall be issued to all beneficial owners in exchange for their beneficial interests in a Global Security only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, (ii) there shall have occurred and be continuing an Event of Default with respect to the Securities represented by such Global Security or (iii) the Company at any time determines not to have Securities represented by a Global Security.
     4. The principal of the Debt Securities shall bear interest at the rate of 8.000% per annum from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on May 1 and November 1 (each, an “Interest Payment Date”) in each year, commencing November 1, 2009, to the Persons in whose names the Debt Securities (or one or more Predecessor Debt Securities) are registered at the close of business on the April 15 or October 15 immediately preceding such Interest Payment Dates (each a “Regular Record Date”), regardless of whether such Regular Record Date is a Business Day. Any overdue principal of and premium, if any, on the Debt Securities and any overdue installment of interest on the Debt Securities shall, to the extent permitted by law, bear interest at the rate of 2% per annum. Interest on the Debt Securities shall be calculated on the basis of a 360-day year of twelve 30-day months.
     5. The principal of each Debt Security shall be due and payable on May 1, 2016.
     6. The Borough of Manhattan, The City of New York is hereby designated as a Place of Payment for the Debt Securities, and the place where the principal of and premium, if any, and interest on the Debt Securities shall be payable, where Debt Securities may be surrendered for registration of transfer and exchange, and where notices and, if other than in the manner provided in Section 105 of the Indenture, demands to or upon the Company in respect of the Debt Securities may be served, shall be the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York, which initially shall be the office of the Trustee located at Four Albany Street, New York, New York, 10006, Attention: Corporate Trust Services. Payment of principal of and interest on each Book-Entry Debt Security represented by a Global Security shall be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Book-Entry Debt Securities represented thereby for all purposes under the Indenture.
     7. The Debt Securities are subject to redemption at the option of the Company as provided in the form of Debt Security attached hereto as Exhibit A and in the Indenture.
     8. The Company shall not have any obligation to redeem or purchase any Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof.
     9. The Debt Securities are subject to repurchase at the option of the Holders upon a Change of Control as provided in the form of Debt Security attached hereto as Exhibit A and in the Indenture.
     10. The Debt Securities shall not be guaranteed by any of the Company’s Subsidiaries on May 7, 2009. However, the Debt Securities may be guaranteed by any of the Company’s Subsidiaries at any time following the Issue Date under the conditions described in the form of Debt Security attached hereto as Exhibit A and in the Indenture.
     11. The Company shall not pay any additional amounts on Debt Securities held by a Person who is a United States Alien in respect of any tax, assessment or governmental charge withheld or deducted.
     12. The Debt Securities shall have such other terms and provisions as are set forth in the form of Debt Security attached hereto as Exhibit A (all of which incorporated by reference in and make a part of this Certificate as if set forth in full at this place).

     B. Establishment of Form of Debt Security Pursuant to Section 201 of Indenture. It is hereby established pursuant to Section 201 of the Indenture that the Debt Securities shall be substantially in the form attached as Exhibit A hereto.
     C. Order for the Authentication and Delivery of Debt Securities Pursuant to Section 303 of Indenture. It is hereby ordered pursuant to Section 303 of the Indenture that the Trustee authenticate, in the manner provided by the Indenture, two Debt Securities, each in an aggregate principal amount of $500,000,000, registered in the name of Cede & Co., which Debt Securities have been heretofore duly executed by the proper officers of the Company and delivered to you as provided in the Indenture, and to deliver said authenticated Debt Securities to or upon the order of Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc. on May 7, 2009.
     Pursuant to Section 102 of the Indenture, the undersigned certify as follows: (i) each of the undersigned has read Sections 201, 301 and 303 of the Indenture, including the definitions related thereto, as well as such other instruments, agreements and other documents and records, as the undersigned has deemed necessary or appropriate to certify as to the matters set forth herein; (ii) in the opinion of each of the undersigned, each of the undersigned has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not all conditions precedent provided in the Indenture relating to the authentication and delivery of the Debt Securities have been complied with; and (iii) in the opinion of each of the undersigned, all conditions precedent referred to in clause (ii) above have been complied with.
[SIGNATURE PAGE FOLLOWS]

     D. IN WITNESS WHEREOF, on behalf of the Company we have hereunto signed our names.
Dated: May 7, 2009

SUPERVALU INC.
By	/s/ Pamela K. Knous
Pamela K. Knous
Executive Vice President and Chief Financial Officer

By	/s/ Burt M. Fealing
Burt M. Fealing
Vice President, Corporate Secretary and Chief Securities Counsel

Exhibit A
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ACCRUAL PERIODS, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE FOLLOWING ADDRESS: SUPERVALU INC., 11840 VALLEY VIEW ROAD, EDEN PRAIRIE, MINNESOTA 55344, ATTENTION: CORPORATE SECRETARY.

REGISTERED NO. ___	REGISTERED PRINCIPAL
CUSIP NO. 868536 AT0 ISIN NO. US868536AT00	AMOUNT: $
SUPERVALU INC.
8.000% Senior Notes due 2016
          Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
          This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of DTC, as Depositary for this series of Securities (the “Depositary”), or a nominee of the Depositary. This Security is exchangeable for Securities registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in such limited circumstances.
          SUPERVALU INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of five hundred million United States Dollars ($500,000,000) on May 1, 2016, and to pay interest thereon from May 7, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year, commencing on November 1, 2009, at the rate of 8.000% per annum, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the rate of 2% per annum on any overdue principal and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 15 and October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
          Payment of the principal of and interest on any Security of this series (that is not a Global Security) will be made at the office or agency of the Company maintained for that purpose in The City of New York, Payment of principal of and interest on any Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Security for all purposes under the Indenture.
          Payment of the principal of and interest on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts.
          Reference is hereby made to the further provisions of this Security set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon leas been executed by the Trustee referred to below, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

SUPERVALU INC.
By
	Name:	Pamela K. Knous
	Title:	Executive Vice President and Chief Financial Officer

Attest:

Name: Burt M. Fealing
Title: Vice President, Corporate Secretary and Chief Securities Counsel

Dated: May 7, 2009

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee

By DEUTSCHE BANK NATIONAL TRUST COMPANY

By
Authorized Signature

SUPERVALU INC.
8.000% Notes due 2016
          This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 1, 1987, as amended and supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental Indenture dated as of October 1, 1992, the Third Supplemental Indenture dated as of September 1, 1995, the Fourth Supplemental Indenture dated as of August 4, 1999 and the Fifth Supplemental Indenture dated as of September 17, 1999 (the Indenture, as so amended and supplemented, being herein called the “Indenture”), between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated above, initially in aggregate principal amount to U.S. $1,000,000,000; provided that the aggregate principal amount of the Securities of this series which may be Outstanding may be increased by the Company upon the terms and subject to the conditions set forth in the Indenture.
          The Securities of this series are issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Securities of this series may be issued, in whole or in part, in the form of one or more Global Securities bearing the legend specified in the Indenture regarding certain restrictions on registration of transfer and exchange and issued to the Depositary or its nominee and registered in the name of the Depositary or such nominee. As provided in the Indenture and subject to certain limitations (including, if this Security is a Global Security, certain additional limitations) therein set forth, Securities of this series issued in definitive registered form are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
          1. Interest and Method of Payment. Payments of interest hereon with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Interest hereon shall be computed on the basis of a 360-day year of twelve 30-day months.
          Any payment on this Security due on any day which is not a Business Day in The City of New York need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.
          2. Optional Redemption. The Company may, at its option, redeem the Securities of this Series in whole at any time or in part from time to time at a Redemption Price equal to the greater of:
(i)	100% of the principal amount; or

(ii)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate plus 50 basis points.

          In each case, the Company shall pay accrued and unpaid interest on the principal amount of such Securities being redeemed to the Redemption Date.
          Notice of redemption will be given by first-class mail to Holders of Securities of this Series, not less than 30 nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.
          If less than all of the Securities of this Series are to be redeemed at the Company’s option, the Company shall notify the Trustee at least 45 days prior to the Redemption Date, or any shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of such Securities to be redeemed and the Redemption Date. The Trustee shall select, in the manner as it deems fair and appropriate, the Securities to be redeemed. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. No Security of this Series of a principal amount of $1,000 or less shall be redeemed in part.
          3. Repurchase at Holders’ Option upon a Change of Control. If a Change of Control shall occur at any time, then the Company shall be required to make an offer to each Holder of the Securities of this series to purchase such Holder’s Securities in whole or in part (equal to $1,000, or an integral multiple of $1,000 in excess thereof), at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Securities, plus accrued and unpaid interest to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), pursuant to the offer mechanics described below (the “Change of Control Offer”) and in accordance with the other procedures set forth in the Securities of this series; provided, however, that the Company shall not be obliged to repurchase Securities as described under this Section 3 in the event and to the extent that the Company has unconditionally exercised the Company’s right to redeem all of the Securities of this series pursuant to the provisions described under Section 2 above.
          Within 30 days of any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each Holder of Securities of this series by first-class mail, postage prepaid, at such Holder’s address appearing in the security register, stating, among other things:
•	that a Change of Control has occurred and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control;

•	the Change of Control Purchase Price and the Change of Control Purchase Date which shall be fixed by the Company on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any other applicable securities laws and regulations;

•	that any Security not tendered shall continue to accrue interest and, unless the Company default in payment of the Change of Control Purchase Price, any Securities of this series accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date;

•	that Holders shall be entitled to withdraw their election if the Company or the Trustee, as the case may be, receives, not later than the Change of Control Purchase Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Security purchased;
•	that Holders whose Securities were purchased in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred by book-entry transfer); and

•	any other procedures the Holders must follow in order to tender their Securities (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Securities (or portions thereof) for payment.
          A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Securities of this series, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control provisions of such Securities by virtue of such compliance.
          The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and the Securities of this series applicable to a Change of Control Offer made by the Company and purchases all such Securities validly tendered and not withdrawn under such Change of Control Offer.
          The Trustee shall promptly authenticate and deliver a new Security or Securities equal in principal amount to any unpurchased portion of Securities surrendered, if any, to the Holder of Securities of this series in global form or to each Holder of certificated Securities; provided that each such new Security shall be in a principal amount of $1,000, or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
          The Company shall comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant (other than the obligation to make an offer pursuant to this covenant), the Company shall comply with the securities laws and regulations and shall not be deemed to have breached the Company’s obligations described in this Section 3 by virtue thereof.
          4. Guarantees. The Company may not permit any of the Company’s Subsidiaries to guarantee, or become a co-obligor on, any of the Company’s Debt Securities or the Debt Securities of any other of the Company’s Subsidiaries or issue any Debt Securities, unless such Subsidiaries fully and unconditionally guarantee the Securities of this series on a senior basis; provided that a Subsidiary shall not be required to guarantee the Securities of this series with respect to Debt existing on the Issue Date, so long as (1) the existing Debt is not subsequently guaranteed by such Subsidiary, (2) the existing Debt is not refinanced with Debt that is guaranteed by such Subsidiary, except for Debt that is refinanced on substantially similar terms as exist on the Issue Date, including Guarantees of such Debt, or (3) such

Subsidiary does not subsequently become a co-obligor on the existing Debt. Each Subsidiary delivering a Guarantee of the Debt Securities shall be referred to as a “Subsidiary Guarantor.”
A Subsidiary Guarantor’s Notes Guarantee shall be automatically and unconditionally released:
(1)	in connection with any sale or other disposition of all or substantially all of the Capital Stock (or the shares of any holding company of such Subsidiary Guarantor (other than the Company)) of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the liability with respect to any Debt Securities in connection with which the Notes Guarantee was executed, or would have been executed pursuant to this Section 4 had a Notes Guarantee not been executed previously, is also released;

(2)	upon defeasance and discharge of the Debt Securities as provided under Section 403 of the Indenture; or

(3)	so long as no Event of Default has occurred and is continuing, such Subsidiary Guarantor is unconditionally released and discharged from its liability with respect to all such Debt Securities in connection with which such Notes Guarantee was executed, or would have been executed pursuant to the preceding paragraph if such Subsidiary Guarantor had not already executed a Notes Guarantee; or

(4)	upon the full and final payment and performance of all of the Company’s obligations under the Securities of this series.
5.	Certain Covenants.
                        a. Restrictions on Liens. The Company shall not, and shall not permit any Domestic Subsidiary to, issue, assume or guarantee any Debt if the Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (“Lien”) upon any Operating Property of the Company or of any Domestic Subsidiary or upon any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with the Debt. This restriction does not apply to:
(1)	Liens on any property acquired, constructed or improved by the Company or any Domestic Subsidiary after July 1, 1987, which are created or assumed contemporaneously with, or within 180 days after, that acquisition or completion of that construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within the 180-day period) to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after July 1, 1987, or Liens existing on property at the time of its acquisition (including acquisition through merger or consolidation); provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Domestic Subsidiary;

(2)	Liens on property of any corporation existing at the time it becomes a Domestic Subsidiary;

(3)	Liens to secure Debt of a Domestic Subsidiary to the Company or to another Domestic Subsidiary;

(4)	Liens in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to the Liens; or

(5)	Liens for extending, renewing or replacing Debt secured by any Lien referred to in clauses (1) to (4), inclusive, above or in this clause (5) or any Lien existing on the date that Securities of this series were first issued under the Indenture, provided that the principal amount of the new Debt secured by the relevant Lien does not exceed the principal amount of the Debt so secured at the time of the extension, renewal or replacement and that the extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced and improvements on that property.
          This restriction does not apply to the issuance, assumption or guarantee by the Company or any Domestic Subsidiary of Debt subject to a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of the Company and the Company’s Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value of Sale and Lease-back Transactions existing at that time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of debt securities, including the Debt Securities, or of Funded Debt or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be secured with a Lien under clause (1) above), does not exceed the greater of $200,000,000 or 10% of Consolidated Net Tangible Assets.
               b. Restrictions on Sale and Lease-back Transactions. The Company shall not, and shall not permit any Domestic Subsidiary to, enter into any Sale and Lease-back Transaction unless the net proceeds of the Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or the Company’s President or any of the Company’s Vice Presidents) of the Operating Property to be leased and either:
(1)	the Company or the Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased without securing the Securities of this series or any other debt securities issued under the Indenture, pursuant to clause (1) of the first paragraph or pursuant to the second paragraph under Section 5(a) hereof; or

(2)	the Value thereof would be an amount permitted under the second paragraph under Section 5(a) hereof; or

(3)	the Company, within 120 days of the effective date of any such arrangement (or in the case of (c) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), applies an amount equal to the fair value (as so determined) of the Operating Property:
a)	to the redemption or repurchase of debt securities issued under the Indenture;

b)	to the payment or other retirement of the Company’s Funded Debt that ranks pari passu with the Securities of this series or of Funded Debt of a Domestic Subsidiary (other than, in either case, Funded Debt owned by the Company or a Domestic Subsidiary); or

c)	to the purchase of Operating Property (other than that involved in the Sale and Lease-back Transaction).
              6. Events of Default. “Event of Default” shall mean with respect to the Securities of this series, any of the following:
(1)	default in the payment of principal or premium, if any, on the Securities when due;

(2)	default in the payment of any interest on any Securities when due, continued for 30 days;

(3)	there shall be a default in the performance or breach of the provisions described in Article Eight of the Indenture or Section 3 hereof;

(4)	default in the performance, or breach, of any of the Company’s other covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than the Securities of this series), continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 10% in principal amount of the Securities;

(5)	there shall be a default under any mortgage, indenture or instrument under which there may be incurred or by which there may be secured or evidenced any Debt by the Company or any Domestic Subsidiary whether such Debt now exists, or is created after the Issue Date, if that default:
•	is caused by a failure to make any payment when due at the final maturity of such Debt (a “Payment Default”); or

•	results in the acceleration of such Debt prior to its express maturity, and, in each case, the amount of any such Debt, together with the amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;
(6)	failure by the Company or any of the Company’s Domestic Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	any Notes Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Notes Guarantee;

(8)	a court having jurisdiction in the premises enters a decree or order for:
•	relief in respect of the Company, any Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, Trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or

substantially all of the property and assets of the Company, any Guarantor or any Significant Subsidiary; or

•	the winding up or liquidation of the affairs of the Company, or any of its Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;
(9)	The Company, any Guarantor or any of its Significant Subsidiary:
•	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

•	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, Trustee, sequestrator or similar official of the Company or any of its Significant Subsidiary or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiary; or

•	effects any general assignment for the benefit of creditors.
          If an Event of Default described in clauses (1) through (7) of the prior paragraph with respect to the Securities of this series occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Securities of this series, by notice to the Company, may declare the principal of all of such Securities to be due and payable immediately and upon such declaration the principal amount shall become immediately due and payable. If an Event of Default described in clauses (8) or (9) of the prior paragraph occurs and is continuing, then all the Securities of this series shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Securities, together with accrued and unpaid interest to the date the Securities of this series become due and payable, without any declaration or other act on the part of the Trustee or any Holder. However, at any time after a declaration of acceleration with respect to the Securities of this series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the Securities of this series may, under certain circumstances, rescind and annul such acceleration.
          If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
          7. Defeasance. The Indenture contains provisions for defeasance at any time of the Company’s obligations in respect of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants with respect to this Security, in each case upon compliance with certain conditions set forth therein.
          8. Amendments. The Company and the Trustee may modify and amend the Indenture with respect to the Securities of this series with the consent of the holders of a majority in principal amount of the Debt Securities. However, without the consent of each affected Holder, no modification or amendment may:
•	change the Stated Maturity of the principal, or any installment of principal or interest, on the Securities or alter the provisions with respect to the redemption of the Debt Securities;

•	reduce the principal, premium, if any, or any interest rate on the Securities of this series;

•	change the Company’s obligation to maintain an office or agency in the places and for the purposes specified in the Indenture or the currency of payment of principal or interest on the Securities of this series;

•	impair the right to institute suit to enforce any payment after the Stated Maturity or redemption date;

•	reduce the percentage of the principal amount of Securities of this series required to approve any modification or amendment of the Indenture;

•	reduce the percentage of the principal amount of debt securities required to approve any waiver of compliance with provisions of the Indenture or the Securities of this series or waiver of defaults;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Securities of this series;

•	amend, change or modify the Company’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 3 hereof including, in each case, amending, changing or modifying any definition relating thereto;

•	except as otherwise permitted under Article Eight of the Indenture consent to the assignment or transfer by the Company of any of the Company’s rights or obligations under the Indenture;

•	modify any of the provisions of this Section 8, Section 513 or Section 1013 of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holders of each Securities affected hereby; provided however that this clause shall not be deemed to require the consent of any Holder with respect to changes in this Section 8 and Section 1013 of the Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 611(b) and 901(8) of the Indenture.
          The Company and the Trustee may, without the consent of any Holders of the Securities of this series, modify the Indenture with respect to such Securities to, among other things:
•	evidence the succession of another Person as obligor under the Indenture and the Securities of this series;

•	add to the Company’s covenants under the Indenture or add additional Events of Default;

•	change or eliminate any provision of the Indenture, provided that the change or elimination becomes effective only when there is no outstanding note which is entitled to the benefit of that provision;

•	secure the Debt Securities pursuant to the requirement described above under Section 5(a) hereof;

•	establish the form or terms of a series of debt securities; or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent, or make any other provision as to matters or questions under the Indenture, provided that action does not adversely affect the interests of Holders of the Securities of this series in any material respect.
          The Holders of a majority in principal amount of the Securities of this series may, on behalf of the holders of all such Securities, waive, insofar as that series is concerned, the Company’s compliance with covenants set forth in Section 5 hereof and in Sections 1004 to 1008 of the Indenture.
          The holders of a majority in principal amount of the outstanding Securities of this series may, on behalf of the Holders of all such Securities, waive any past default under the Indenture with respect to the Securities of this series. However, they may not waive a default in the payment of principal, premium, if any, or interest on any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Security of this series.
          9. Definitions.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.
“Board of Directors” means, either the Company’s board of directors or the Company’s duly authorized executive committee of that board and with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means, with respect to the Securities of this series, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.
“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) substantially as an entirety, in one or a series of related transactions, of the properties or assets of the Company and the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the Company’s liquidation or dissolution;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of the Company’s Voting Stock;

(4)	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(5)	the Company consolidates with, or merge with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Company’s Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 40% or more of the voting power of the Voting Stock of the surviving or transferee Person.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities of this Series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of the Company and the Company’s Subsidiaries less the following:
(1)	current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of original creation thereof but maturing within 12 months from the date of determination;

(2)	reserves for depreciation and other asset valuation reserves;

(3)	intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on the balance sheet; and

(4)	appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary.
Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principales and practices applicable to the type of business in which the Company and its Subsidiaries are engaged and which are approved by the independent accountants regularly retained by the Company, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.
“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:
(1)	was a member of the Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.
“Debt” means all indebtedness for money borrowed.
“Debt Securities” means any Debt (including any Guarantee) issued in the form of a security in connection with a public offering, in a private placement pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its affiliates and traded or able to be traded on a public or private basis; provided that Debt Securities shall not mean any industrial revenue bonds.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under [the caption “Certain Covenants—Restricted Payments.”] The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.
“Domestic Subsidiary” means any Subsidiary which owns an Operating Property.
“Funded Debt” means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

“Government Obligations” means securities of the government which issued the currency in which the notes are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.
“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt of another Person.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Issue Date” means the date of original issuance of the Securities of this series under the Indenture.
“Notes Guarantee” means the Guarantee of the Securities of this series by a Subsidiary.
“Operating Property” means any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by the Company or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Banc of America Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) which the Company specifies from time to time, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., in the City of New York, on the third business day preceding such Redemption Date.
“Sale and Lease-back Transaction” means any arrangement with any Person providing for the leasing to the Company or any Domestic Subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between the Company and a Domestic Subsidiary or between Domestic Subsidiaries), which Operating Property has been or is to be sold or transferred by the Company or such Domestic Subsidiary to that Person.
“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that 5% will be substituted for 10% in each place that it appears in such definition.

“Stated Maturity,” when used with respect to the notes and any payment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or interest payment is due and payable.
“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.
“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.
“Value” means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction or (2) the fair value in the opinion of the Company’s Board of Directors or the Company’s President or any of the Company’s Vice Presidents of that property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease which is part of the Sale and Lease-back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.
“Voting Stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
          10. Miscellaneous.
          No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.
          As provided in the Indenture and subject to certain limitations (including, if this Security is a Global Security, the limitations set forth on the first page hereof) therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          This Security shall be governed by and construed in accordance with the laws of the State of New York.
          All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS
          The following abbreviations, when used in the inscription above, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT — Custodian
(Cust)	(Minor)
under the Uniform Gifts to Minors Act
(State)
Additional abbreviations may also be used though not in the above list.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned registered holder(s) hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Postal Zip Code of Assignee)

the within Security and all rights thereunder, and hereby irrevocably constitute(s) and appoint(s)

attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature Guaranteed:

     NOTICE: The signature(s) to this assignment must correspond with the name(s) as written upon the within instrument in every particular, without alteration or enlargement or any change whatever. The signature(s) must be guaranteed by an eligible guarantor institution with membership in an approved signature guarantee “medallion” program pursuant to Commission Rule 17Ad-15.

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Security purchased by the Company pursuant to Section 3 of the Security, check the box below:
     ☐ Section 3
     If you want to elect to have only part of the Security purchased by the Company pursuant to Section 3 of the Security, state the amount you elect to have purchased: $

Date:

Your Signature:

(Sign exactly as your name appears on the Security)

Signature Guarantee:

Tax Identification No: